The Tax-Exempt Bond Fund of America

July 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$235,838
Class B	$437
Class C	$9,228
Class F1	$52,597
Class F2	$16,175
Total	$314,275
Class R-6	$4,942
Total	$4,942

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4471
Class B	$0.3539
Class C	$0.3478
Class F1	$0.4316
Class F2	$0.4642
Class R-6	$0.4777

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	524,281
Class B	974
Class C	25,158
Class F1	107,580
Class F2	51,271
Total	709,264
Class R-6	12,766
Total	12,766

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.92
Class B	$12.92
Class C	$12.92
Class F1	$12.92
Class F2	$12.92
Class R-6	$12.92